Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

November 13, 2009

Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Hersha Hospitality Trust
Registration Statement on Form S-3 Relating to 11,909,587 Common Shares

Gentlemen:

We are acting as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), in connection with the filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the Securities Act”), which relates to the resale from time to time by the selling shareholders named in the Registration (the “Selling Shareholders”), of up to 11,400,000 Priority Class A common shares, par value $0.01 per share, of the Company (the “Common Shares”), consisting of: (i) 5,700,000 Common Shares that were issued and sold by the Company to Real Estate Investment Group L.P. (“REIG”) pursuant to the Purchase Agreement (as defined below); (ii) 318,887 Common Shares that were acquired by IRSA Inversiones y Representaciones Sociedad Anónima (“IRSA”) through open market purchases; (iii) 190,700 Common Shares that were acquired by Inversora Bolívar S.A. (“IBOSA”) through open market purchases; and (iv) up to 5,700,000 Common Shares which are issuable by the Company pursuant to the option (the “Option”) granted by the Company to REIG pursuant to the Investor Rights and Option Agreement (as defined below).  We refer to the Common Shares in clauses (i) through (ii) as of the immediately preceding sentence as the “Purchased Shares” and the Common Shares in clause (iv) of the immediately preceding sentence as the “Option Shares.”

In connection with the foregoing we have examined:

(i)	the Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the Securities Act;

(ii)	an executed copy of the Purchase Agreement, dated August 4, 2009 (the “Purchase Agreement”), by and among, the Company, Hersha Hospitality Limited Partnership and REIG;

Board of Trustees
Hersha Hospitality Trust
November 13, 2009

(iii)	an executed copy of the Investor Rights and Option Agreement, dated August 4, 2009 (the “Investor Rights and Option Agreement”), by and among the Company, REIG and IRSA;

(iv)
the Articles of Amendment and Restatement of the Company, as amended and supplemented (the “Charter”), as certified by the Maryland State Department of Assessments and Taxation (the “SDAT”) on October 28, 2009 and the Secretary of the Company on the date hereof;

(v)	the Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof;

(vi)
the resolutions adopted by the Board of Trustees of the Company (the “Board”) by unanimous written consent dated July 31, 2009 and November 13, 2009, each as certified by the Secretary of the Company on the date hereof;

(vii)	a certificate of the SDAT as to the good standing of the Company, dated as of October 28, 2009 (the “SDAT Certificate”); and

(viii)	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).  We have also assumed that, at the time of the initial issuance of the portion of the Purchased Shares acquired by IRSA and IBOSA through open market purchases, such shares were issued and sold by the Company pursuant to an effective registration statement under the Securities Act.

As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.           The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT.

Board of Trustees
Hersha Hospitality Trust
November 13, 2009

2.           The Purchased Shares have been duly authorized and validly issued and are fully paid and non-assessable.

3.           The Option Shares have been duly authorized, and upon the exercise of the Option by REIG in accordance with the terms of the Investor Rights and Option Agreement, the Option Shares will be validly issued, fully paid and non-assessable.

In expressing the opinion above in paragraph 3, we have assumed that (i) the Option Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof and (ii) upon issuance of the Option Shares, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company has authority to issue under the Charter.

We do not purport to express an opinion on any laws other than the Maryland REIT Law.  Our opinion in paragraph 1 above is based solely on our review of the SDAT Certificate.  We express no opinion as to the applicability or effect of any state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or fraudulent conveyances.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP